Exhibit No.                      Description

Ex-99.1                               4th Quarter and Year End December 31, 2012 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
                               James A. Dowd – Senior Vice President, CFO
Telephone:           (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter Earnings and Record Full Year Earnings

Oswego, New York, January 30, 2013 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced its results for the three and twelve month periods ended December 31, 2012.

Highlights for the three and twelve month periods ended December 31, 2012

•
Net income for the fourth quarter of 2012 was $729,000 as compared to $436,000 for the comparable prior year period. This increase was primarily due to increases in net interest income and net gains on sales of securities, loans and foreclosed real estate.  Net income for the full year of 2012 was $2.6 million, representing record net income for the Company, compared to $2.3 million for 2011.

•
Basic and diluted earnings per share were $0.26 and $0.25, respectively, for the fourth quarter of 2012 as compared to basic and diluted earnings per share of $0.10 for the fourth quarter of 2011.  Basic and diluted earnings per share were $0.88 and $0.87, respectively, for the full year of 2012 as compared to basic and diluted earnings per share of $0.53 and $0.52, respectively, for the full year of 2011.  Earnings per share were lower in 2011 because net income available to common shareholders was reduced in the third quarter of 2011 due to the $470,000 of accelerated discount accretion on preferred stock as a result of the Company’s participation in, and exit from, the U.S. Treasury’s Capital Purchase Program.

•	Return on average assets was 0.61% for the three and twelve month periods ended December 31, 2012 compared to 0.41% and 0.55%, respectively, for the corresponding periods in 2011.

•	Return on average equity was 7.04% and 6.68% for the three and twelve month periods ended December 31, 2012, respectively, compared to 4.41% and 6.75%, respectively, for the same periods in 2011.

•	Total loans were $333.7 million at December 31, 2012, compared to total loans of $304.8 million at December 31, 2011, representing an increase of 9.5%.

“Quality, organic loan growth has allowed us to continue favorable and forward earnings trends despite the strong headwinds of compressed net interest spreads brought on by excessive monetary policy intervention in the national economy”, stated Thomas W. Schneider, President and CEO.  “Annual earnings of $2.6 million represent a record level for the Company.  Loan growth of $29 million, or 9.5%, while maintaining stable and strong asset quality, has been and will continue to be the key driver of sustainable earnings during this tepid economic recovery.  We are confident in our market position to continue our favorable trends.”

Income Statement

For the three months ended December 31, 2012, net interest income increased to $3.8 million from $3.6 million in the same prior year period as the decrease in net interest margin was more than offset by the increased amount of earning assets, particularly loans.  The net interest margin on a tax equivalent basis for the fourth quarter of 2012 continued to decrease to 3.52% from 3.68% for the comparable prior year period as the yield on earning assets declined more rapidly than the rates paid on interest bearing liabilities.  Net interest income for the full year of 2012 was $14.9 million as compared to $14.3 million in the prior year with this increase driven by our growth in earning assets.

Noninterest income for the fourth quarter of 2012 was $891,000 as compared to $593,000 for the comparable prior year period as net gains on sales of securities, loans, and foreclosed real estate were $236,000 more than the fourth quarter of 2011.  Noninterest income for the full year of 2012 was $3.1 million as compared to $3.2 million for the full year of 2011.  This year over year decrease was due to net gains on sales of securities, loans, and foreclosed real estate being $305,000 greater in 2011 as the Company restructured a portion of its investment securities portfolio during the third quarter of 2011.  Partially offsetting this year over year decrease were increases in earnings on bank owned life insurance and debit card interchange fees.

Noninterest expense for the fourth quarter of 2012 was $3.5 million as compared to $3.3 million in the comparable 2011 period. This increase was due, in part, to increased medical insurance costs within personnel expenses.  Noninterest expense for the full year of 2012 was $13.5 million, 2.9% greater than the full year of 2011.

For the fourth quarter of 2012 the Company recorded $175,000 in provision for loan losses as compared to $270,000 for the fourth quarter of 2012.  For the twelve month period of this year, the Company recorded $825,000 in provision for loan losses as compared to $940,000 recorded in the same prior year period.  This year over year decrease is due to lower levels of net charge-offs, offset partially by the need for additional provision due to the growth in the loan portfolio. The Company views its current level of allowance for loan losses as adequate to absorb the probable and estimable losses within its loan portfolio.

Balance Sheet as of December 31, 2012

Total assets increased to $477.8 million at December 31, 2012 as compared to $443.0 million at December 31, 2011.  Earning assets increased to $448.2 million at December 31, 2012 as compared to $411.8 million at December 31, 2011.  Within earning assets, loans increased to $333.7 million at December 31, 2012 from $304.8 million at year end 2011 and investment securities increased to $108.3 million at December 31, 2012 from $100.4 million at year end 2011.

This increase in total assets was principally funded by increases in customer and brokered deposits and short term borrowings as total liabilities increased to $437.0 million at December 31, 2012 as compared to $405.1 million at year end 2011.

Shareholders’ equity increased to $40.7 million at December 31, 2012 as compared to $37.8 million at December 31, 2011 due principally to the after tax impact of increases in unrealized gains on available for sale securities, the financial statement impact from the Company’s decision to freeze its defined benefit pension plan, and net income through the twelve month period ended December 31, 2012.

Asset Quality

Asset quality continues to remain stable as net loan charge-offs as a percentage of total loans for 2012 were 0.10%, similar to the prior quarter and significantly less than the 0.21% recorded in the full year of 2011.  Net charge-offs for 2012 were $304,000 as compared to $608,000 in 2011 and $480,000 in 2010.  Management continues to adhere to conservative underwriting policies and works closely with borrowers who have experienced difficulty in this uncertain economic climate to mitigate loss to the Bank. The allowance for loan losses to period end loans increased slightly to 1.35% at December 31, 2012 as compared to 1.31% at December 31, 2011 and 1.28% at December 31, 2010.  Nonperforming loans to period end loans increased to 1.66% at December 31, 2012 from 1.55% at December 31, 2011 but decreased significantly from 2.08% recorded at December 31, 2010.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

 FINANCIAL HIGHLIGHTS

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Condensed Income Statement
Interest and dividend income	$4,765	$4,638	$18,765	$18,604
Interest expense	933	1,059	3,908	4,341
Net interest income	3,832	3,579	14,857	14,263
Provision for loan losses	175	270	825	940
	3,657	3,309	14,032	13,323
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	665	603	2,627	2,451
Net gain on sales of securities,
loans and foreclosed real estate	226	(10)	436	741
Noninterest expense	3,531	3,253	13,518	13,148
Income before income taxes	1,017	649	3,577	3,367
Provision for income taxes	288	213	929	1,044

Net Income	$729	$436	$2,648	$2,323

Preferred stock dividends and discount accretion	82	187	449	1,003
Net income available to common shareholders	$647	$249	$2,199	$1,320

Key Earnings Ratios
Return on average assets	0.61%	0.41%	0.61%	0.55%
Return on average equity	7.04%	4.41%	6.68%	6.75%
Net interest margin (tax equivalent)	3.51%	3.68%	3.50%	3.76%

Share and Per Share Data
Basic weighted average shares outstanding	2,508,367	2,496,127	2,504,195	2,489,813
Basic earnings per share*	$0.26	$0.10	$0.88	$0.53
Diluted weighted average shares outstanding	2,524,030	2,536,619	2,516,408	2,536,100
Diluted earnings per share*	$0.25	$0.10	$0.87	$0.52
Cash dividends per share	$0.03	$0.03	$0.12	$0.12
Book value per common share at December 31, 2012 and 2011			$10.60	$9.49

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	December 31,	December 31,	December 31,
	2012	2011	2010
Selected Balance Sheet Data
Assets	$477,796	$442,980	$408,545
Earning assets	448,246	411,798	380,154
Total loans	333,748	304,750	285,296
Deposits	391,805	366,129	326,502
Borrowed funds	34,964	26,074	41,000
Allowance for loan losses	4,501	3,980	3,648
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	40,747	37,841	30,592

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.10%	0.21%	0.18%
Allowance for loan losses to period end loans	1.35%	1.31%	1.28%
Allowance for loan losses to nonperforming loans	81.13%	84.18%	61.58%
Nonperforming loans to period end loans	1.66%	1.55%	2.08%
Nonperforming assets to total assets	1.25%	1.19%	1.54%